Exhibit 10.2

Form of Restricted Stock Unit Award Agreement for Executive Officers

MARKEL CORPORATION

RESTRICTED STOCK UNIT

AWARD AGREEMENT

VESTING SCHEDULE
AWARDED TO	AWARD DATE	VESTING DATE	PERCENTAGE OF UNITS

MARKEL CORPORATION (the “Company”) grants you (the “Participant”) the opportunity to receive restricted stock units (“Units”). The number of Units will be based on performance conditions as specified below. Until the Vesting Date, except as specifically provided below, the Units are forfeitable and nontransferable. The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer this Agreement and any decision of the Committee will be final and conclusive. Capitalized terms not defined here have the meanings provided in the Markel Corporation Omnibus Incentive Plan (the “Plan”).

The terms of the award are:

1.	Performance Conditions: The performance conditions are set forth on Exhibit A. Upon certification by the Committee of the completion of the performance conditions, the dollar equivalent of the percentage of salary will be determined. The Participant will receive a number of Units determined by dividing the dollar equivalent by the Fair Market Value of a share of Company common stock. The Fair Market Value will be determined by using the closing price of Company common stock on the date that the completion of the performance conditions is certified by the Committee or its designee (the “Determination Date”). No Units shall be awarded hereunder if the Participant’s employment terminates for any reason before the Determination Date.

2.	Vesting For Units. If the Participant is employed on the Vesting Date, the Units will become vested and nonforfeitable, and the Company will issue to the Participant for each vested Unit a share of common stock of the Company on that date or as soon as administratively practicable thereafter.

3.	Forfeiture of Units. If the Participant ceases to be an employee before the Vesting Date in circumstances other than as described in (a)-(d) below, any unvested Units will be forfeited. If the Participant ceases to be an employee before the Vesting Date in the circumstances set forth in (a) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which the Participant’s Retirement or death or Disability occurs, as the case may be, or as soon as administratively practicable thereafter. If the Participant ceases to be an employee before the Vesting Date in the circumstances set forth in (b) or (c) below, the number of Units set forth in this Award will be vested on a pro rata basis based on a fraction of the number of full months from the first anniversary of the Award Date until the date of termination divided by 60, and shares will be issued on the otherwise applicable Vesting Date. Any remaining unvested Units shall be forfeited as of the date of termination; except that a Participant whose employment is terminated or interrupted due to military service as provided in (c) below and who returns to employment with the Company upon cessation of such military service before the otherwise applicable Vesting Date shall vest in any remaining unvested Units if employed on the Vesting Date. If the Participant ceases to be an employee before the Vesting Date in the circumstance set forth in (d) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the otherwise applicable Vesting Date.

(a)	The Participant ceases to be an employee due to Retirement, dies or incurs a Disability (as defined in the Plan);

(b)	The Participant ceases to be an employee due to Early Retirement (as defined in the Plan);

(c)	The Participant’s employment is terminated or interrupted due to military service; or

(d)	The Committee determines that forfeiture should not occur because the Participant had an approved termination of employment. The Committee will in its sole discretion determine whether or not to apply this provision.

Notwithstanding anything in this Section 3 to the contrary, if the Participant is a “Specified Employee” (as defined in Section 409A of the Internal Revenue Code) on the date on which shares would otherwise have been issued on account of the Participant’s termination of employment under this Section 3 other than due to death, no shares shall be issued before the date that is six months after the date of the Participant’s termination of employment (or, if earlier, the date of the Participant’s death). Any shares which such a Participant would otherwise be entitled during the first six months following the date of termination shall be issued on the first day of the seventh month following the date of termination.

4.	Change in Control. Any unvested Units will become fully vested and non-forfeitable and will be paid to the Participant if, within 12 months after a Change in Control, the Participant is involuntarily terminated without Cause or terminates employment for Good Reason. For a termination without Cause, Shares will be issued for such Units on the date on which such termination occurs, or as soon as administratively practicable thereafter. For a termination for Good Reason, Shares will be issued for such Units on the Vesting Date. Issuance of Shares will be subject to the mandatory six-month delay in payment for “Specified Employees” as described in the last paragraph of Section 3 above.

5.	Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Participant (1) becomes associated with, recruits or solicits customers or other employees of the Employer for, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel this Award, and/or (B) require the Participant to repay by delivery of an equivalent number of shares any payment received under this Award within the previous two years.

6.	Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

7.	Tax Withholding. Unless alternative arrangements are made by the Participant, the Company will withhold from the payment for the vested Units shares with a fair market value equal to any required foreign, federal, state, or local income, employment or other taxes imposed on the payment. The fair market value will be the closing sale price of the Company’s common stock on the New York Stock Exchange on the Vesting Date (or other applicable date on which payment is made as provided for in Section 3 or 4 above).

8.	Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant’s legatees, distributees, and personal representatives and the successors of the Company.

9.	Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

10.	Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

11.	Deferrals. Any election to defer the payment of shares of Company common stock payable under this Agreement shall satisfy the applicable requirements of the Plan. Any election to defer payment that does not satisfy the applicable requirements of the Plan will not be recognized.

12.	Compliance with Code Section 409A. This Agreement is intended to comply in all respects with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended, and shall be interpreted for all purposes in accordance with this intent.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed, as of the award date shown above.

MARKEL CORPORATION

By:
Chairman

EXHIBIT A

PERFORMANCE CONDITIONS

2007 AWARD

The Restricted Stock Units, expressed in dollars as a percentage of base salary, will be based on compound annual growth in book value per share of Markel Common Stock. For 2007, the measurement will be the performance from January 1, 2007 to December 31, 2007 which will then be included with the prior performance from January 1, 2003 to December 31, 2006 on a weighted average basis to establish the Growth in Book Value Per Share for the period from January 1, 2003 through December 31, 2007 for this award.

Growth in Book Value Per Share 2003-2007	Value of Restricted Stock Units As % of Base Salary
Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21%	200%*
* In the case of performance at or above this level, the Award will be 200% of Base Salary and may, in the discretion of the Committee, be higher

Book value calculations are subject to adjustment to reflect changes in accounting principles, stock repurchases and capital or other transactions which impact reported book value per share.